Exhibit 16.1

July 1, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated June 25, 2024, of W&T Offshore, Inc. and are in agreement with the statements contained in the first through fourth paragraphs of Item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

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